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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

Board of Directors and Shareholders
The Boeing Company
Chicago, Illinois

We consent to the incorporation by reference in this Registration Statement of The Boeing Company on Form S-8 of our reports dated January 30, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2002. We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2003 relating to the financial statements, which appear in the Annual Reports of The Boeing Company Voluntary Investment Plan and the BAO Voluntary Savings Plan, each on Form 11-K for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
 DELOITTE & TOUCHE LLP
August 1, 2003

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  Exhibit 23.1